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                                                                    EXHIBIT 23.1

The Board of Directors
Mercury General Corporation



     We consent to incorporation by reference in the registration statement No. 333-01583 on Form S-8 of Mercury General Corporation of our report dated February 21, 1997, relating to the consolidated balance sheets of Mercury General Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 annual report on Form 10-K of Mercury General Corporation



                                                   KPMG PEAT MARWICK LLP



Los Angeles, California
March 17, 1997